Exhibit 99.B(2)(h)(1)

AMENDED AND RESTATED DISTRIBUTION AGREEMENT
(5 MILLION SHARES)

Parties:                                 ING Prime Rate Trust (the “Trust”)

ING Funds Distributor, LLC (the “Distributor”)

Date:                                            June 15, 2004

WHEREAS, ING Prime Rate Trust is a Massachusetts business trust operating as a closed-end management investment company;

WHEREAS, the Trust has filed a registration statement (the “Registration Statement”) on Form N-2 under the Investment Company Act of 1940, as amended (the “1940 Act”) (File No. 811-5410) and under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 333-68239) to register shares of the Trust which may be issued and sold from time to time;

WHEREAS, the Distributor is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc.;

WHEREAS, the Trust and the Distributor have previously entered into a Distribution Agreement dated September 1, 2000, as amended, pursuant to which the Trust appointed the Distributor (and its predecessors) to distribute the Trust’s shares under the Registration Statement;

WHEREAS, the parties wish to amend and restate the above referenced Distribution Agreement; and

WHEREAS, the Trust’s Board of Trustees (the “Trustees”) has adopted a resolution approving this Amended and Restated Distribution Agreement (the “Agreement”), and such resolution was adopted at a meeting of the Trustees, at which a majority of Trustees, including a majority of the Trust’s Trustees who are not otherwise interested persons of the Trust’s investment manager or its related organizations, were present and voted in favor of the said resolution approving this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.                                       Appointment of Distributor; Acceptance.  The Trust hereby appoints the Distributor as the principal underwriter and distributor for shares of the Trust to be issued pursuant to the Registration Statement (the “Shares”) and the Distributor hereby accepts such appointment and agrees to serve as the principal underwriter and distributor for the Shares.

2.                                       Sale of Shares.  The Distributor will use reasonable efforts to promote the sale of the Shares, but the Distributor is not obligated to sell any specific number of Shares.  The Shares will only be sold on such days as shall be agreed to between the Distributor and the Trust.  The Trust will deliver to the Distributor such Shares as the Distributor may sell.

3.                                       Offering Price.  The public offering price per Share shall be determined in accordance with the then current prospectus of the Trust under the Registration Statement.  In no event shall the public offering price be less than the current net asset value per Share (the “Minimum Price”).  The Distributor shall suspend the sale of Shares if the per share price of the Shares is less than the Minimum Price.

4.                                       Sales Commissions and Discounts.  The Distributor shall not be entitled to receive any sales commission or discount from the Trust for its services hereunder.

5.                                       Furnishing of Information.  The Trust will furnish the Distributor with such number of copies of the Registration Statement as distributor shall reasonably request, and the Trust warrants to the Distributor that the statements therein contained are true and correct as of the date of the Registration Statement, as it may be amended or supplemented from time to time.  The Trust will also furnish the Distributor with such other information that the Distributor may reasonably request for use in connection with the distribution of the Shares, including, at least annually, audited financial statements of the Trust’s books and accounts certified by independent public accountants.

6.                                       Conduct of Business.  Other than the currently effective Prospectus and Statement of Additional Information, the Distributor will not use any sales materials or statements except literature or advertising which conforms to the requirements of federal and state securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities.  the Distributor will furnish to the Trust copies of all material prior to its use and no such material shall be published if the Trust shall reasonably and promptly object.

7.                                       Compliance with Law.  The Distributor shall comply with applicable federal and state laws and regulations where the Trust’s Shares are offered for sale and conduct its affairs with the Trust and with dealers, brokers or investors in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc.

8.                                       Other Activities.  The Distributor’s services pursuant to this Agreement shall not be deemed to be exclusive, and the Distributor may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.

9.                                       Suspension of Sales.  The Trust reserves the right at all times to suspend or limit the public offering of the Shares upon written notice to the Distributor, and to reject any order in whole or in part.

10.                                 Payment of Expenses.  The Distributor shall bear all expenses incurred by it in connection with its duties and activities under this Agreement.  The Trust shall bear all costs and expenses of the Trust, including expenses (including legal fees) pertaining to the preparation and filing of the Registration Statement and Prospectus and any amendments or supplements thereto, and expenses pertaining to the preparation, printing and distribution of any reports or communications to shareholders, including Prospectuses and Statements of Additional Information, annual or interim reports or proxy materials.

11.                                 Agent of Trust.  Any person, even though also an officer, employee or agent of the Distributor, who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting in any business of the Trust, to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee or agent or one under the control or direction of the Distributor even though paid by the Distributor.

12.                                 Records.  All records maintained by the Distributor in connection with this Agreement shall be the property of the Trust and shall be returned to the Trust upon termination of this Agreement, free from any claims or retention of rights by the Distributor.  the Distributor shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required by applicable federal or state regulatory authorities.

13.                                 Duration and Termination.  This Agreement shall take effect on the date of its execution and shall continue in effect, unless sooner terminated as provided herein, for two years from such date and shall continue from year to year thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees who are not “interested persons,” cast in person at a meeting called for the purpose of voting on such approval, and (b) either by a majority of the Trustees of the Trust or by a majority vote (as defined in the Prospectus) of the shareholders of the Trust; provided, however, that this Agreement may be terminated by the Trust or by a majority vote of the shareholders of the Trust on 60 days’ written notice to the Distributor, or by the Distributor at any time on 60 days’ written notice to the Trust, in all cases without the payment of any penalty.  This Agreement will automatically and immediately terminate in the event of its assignment (as described in the 1940 Act).

14.                                 Liability of Distributor.  The Distributor shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from the Distributor’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

15.                                 Agreement and Declaration of Trust and Limitation of Liability.  A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by an officer of the Trust on behalf of the Trustees of the Trust, as Trustees and not individually, and that the obligations of this Agreement with respect to the Trust shall be binding upon the assets and properties of the Trust only and shall not be binding upon the assets or properties of the Trustees, officers, employees, agents or shareholders of the Trust individually.

16.                                 Notices.  Notices of any kind to be given to the Distributor by the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to the Distributor at its principal place of business or at such other address or to such individual as shall be specified by the Distributor to the Trust.  Notices of any kind to be given to the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to the Trust at its principal place of business or at such other address or to such individual as shall be specified by the Trust.

17.                                 Reports.  The Distributor shall prepare reports to the Trustees of the Trust showing such information as from time to time shall be reasonably requested by the Trustees or as are required of the Distributor by applicable laws and regulations.

18.                                 Independent Contractor Status.  The Distributor shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.  It is understood and agreed that the Distributor, by separate agreement with the Trust, may also serve the Trust in other capacities.

19.                                 Miscellaneous.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.  This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Securities Exchange Act of 1934, as amended, or any rule or order of the Securities and Exchange Commission.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

ING PRIME RATE TRUST		ING FUNDS DISTRIBUTOR, LLC

By:	/s/ Robert S. Naka	By:	/s/ Michael J. Roland
	Robert S. Naka		Michael J. Roland
	Senior Vice President		Executive Vice President